EXHIBIT 4.2

AMERICAN TECHNOLOGY CORPORATION
SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of September 30, 2002 (this “Security Agreement”), is made by AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation (“Grantor”), in favor of the persons and entities listed on Schedule A hereto (each, a “Secured Party” and collectively, the “Secured Parties”).

RECITALS

A.    The Secured Parties have made and have agreed to make an advance of money and to extend certain financial accommodation to Grantor (the “Loans”) as evidenced by those certain Senior Secured Promissory Notes (each, a “Note” and collectively, the “Notes”) dated of even date herewith executed by Grantor in favor of the Secured Parties. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Notes.

B.    The Secured Parties are willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall have executed and delivered to each Secured Party this Security Agreement.

AGREEMENT

NOW, THEREFORE, in order to induce the Secured Parties to make the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

1.    Defined Terms.    When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

1.1    “Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.

1.2    “Event of Default” means (i) any failure by Grantor forthwith to pay or perform any of the Secured Obligations, or (ii) any “Event of Default” as defined in the Notes.

1.3    “Intellectual Property” means all General Intangibles of Grantor, including, without limitation, all copyrights, copyright applications and any extensions thereof, patents, patent applications and any extensions thereof, trademarks, trade names, and applications therefor and extensions thereof, licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, formulae, methods, know-how, models, data and all other intellectual property and any and all rights with respect thereto of any kind or nature whatsoever and any goodwill associated therewith.

1.4    “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

1.5    “Permitted Lien” means: (a) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent, provided the same have no priority over any of Secured Parties’ security interests; (b) Liens (i) upon or in any Equipment acquired or held by Grantor to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the Equipment so acquired, improvements thereon and the Proceeds of such Equipment; (c) leases or subleases and licenses or sublicenses granted to others in the ordinary course of Grantor’s business if such are otherwise permitted under this Security Agreement and do not interfere in any material respect with the business of Grantor; (d) any right, title or interest of a licensor under a license provided that such license or sublicense does not prohibit the grant or enforcement of the security interest granted hereunder; (e) Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default under the Notes; (f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) Liens securing capital lease obligations on assets subject to such capital leases and Liens on equipment leased by Grantor pursuant to an operating lease in the ordinary course of Grantor’s business (including proceeds thereof and accessions thereto), all incurred solely for the purpose of financing the lease of such equipment (including Liens arising from UCC financing statements regarding such leases); (h) Liens securing the other Notes, if any; and (i) all other Liens listed on Schedule B attached hereto.

1.6    “Secured Obligations” means (a) the obligation of Grantor to repay each Secured Party all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy), each Note, (b) the obligation of Grantor to pay any fees, costs and expenses of the Secured Parties under the Notes or under Section 7.2 hereof, and (c) all other indebtedness, liabilities and obligations of Grantor to the Secured Parties, whether now existing or hereafter incurred, and arising out of or in connection with this Agreement or the Notes.

1.7    “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

In addition, the following terms sihall be defined terms having the meaning set forth for such terms in the UCC: “Accounts”; “Chattel Paper”; “Deposit Accounts”; “Equipment”; “Financial Assets”; “Fixtures”; “General Intangibles”; “Goods”; “Instruments”;

“Inventory”; “Investment Property”; “Proceeds”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

2.    Grant of Security Interest.    As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Parties to cause the Loans to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Parties, and hereby grants to Secured Parties, a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired (all of which being collectively referred to herein as the “Collateral”):

2.1    All Accounts of Grantor;

2.2    All Equipment of Grantor;

2.3    All Goods of Grantor;

2.4    All Instruments of Grantor;

2.5    All Inventory of Grantor;

2.6    All property of Grantor held by the Secured Parties, or any other party for whom a Secured Party is acting as agent hereunder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to any Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power; and

2.7    To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing provisions of this Section 2, the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include: any assets of Grantor other than those specifically set forth above, Grantor’s Intellectual Property, Chattel Paper, Fixtures, Financial Assets, Investment Property, Deposit Accounts or any other assets of Grantor other than specifically set forth in Sections 2.1 to 2.7 above.

3.    Rights of Secured Parties.    THIS SECURITY AGREEMENT AND ALL RIGHTS PROVIDED FOR HEREIN ARE EXPRESSLY SUBJECT AND SUBORDINATE TO ANY AND ALL SECURITY AGREEMENTS WITH, AND TO ANY AND ALL SECURITY INTERESTS IN OR TO ANY OR ALL OF THE COLLATERAL OR SECURITY GRANTED BY GRANTOR PURSUANT TO A PERMITTED LIEN WHETHER GRANTED BEFORE OR AFTER THE DATE HEREOF.

4.    Representations and Warranties.    Grantor hereby represents and warrants to the Secured Parties that:

4.1    Except for the security interest granted to the Secured Parties under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all Liens except for Permitted Liens.

4.2    No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except for those provided for in favor of the Secured Parties under this Agreement and Permitted Liens.

4.3    This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Accordingly, assuming the filing of a UCC-1 covering the Collateral with the Delaware Secretary of State, the Secured Parties have a fully perfected first priority security interest in all of the Collateral in which Grantor now has rights subject only to Permitted Liens. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which Grantor later acquires rights, when Grantor acquires those rights subject only to Permitted Liens.

5.    Covenants.    Grantor covenants and agrees with the Secured Parties that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

5.1    Change of Name, Identity or Structure.    Grantor will not cause or permit any change to its name, identity or organizational structure unless Grantor shall have notified each Secured Party in writing of such change at least thirty (30) days prior to the effective date of such change and shall have taken all action required by the Secured Parties for the purpose of further perfecting or protecting the lien and security interest of the Secured Parties.

5.2    Disposition of Collateral.    Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral other in the ordinary course of Grantor’s business without each Secured Party’s prior written consent.

5.3    Relocation of Business or Collateral.    Grantor shall not relocate its chief executive office, principal place of business or its records from its current address without twenty (20) days’ prior written notice to each Secured Party.

5.4    Insurance.    Grantor shall maintain commercial general liability insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Grantor.

5.5    Taxes, Assessments, Etc.    Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

5.6    Maintenance of Records.    Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

5.7    Further Assurances; Pledge of Instruments.    At any time and from time to time, upon the written request of the Secured Parties, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Secured Parties may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, facilitating the filing of UCC-1 Financing Statements in all applicable jurisdictions.

6.    Appointment of Agent and Administration and Enforcement of this Security Agreement.

6.1    Appointment of Agent.    Secured Parties each hereby appoint                      as their Agent (the “Agent”) hereunder with the authority as hereinafter provided to act in their names and on their behalf in all respects regarding the Collateral.

6.2    Holder of Instruments; Bookkeeping; Payments on Notes.    Each Secured Party shall hold the original of the Note of which it is the named payee. Agent shall hold, on behalf of the Secured Parties the original of this Security Agreement and all other instruments delivered in connection with this Agreement. Each Secured Party shall keep its own proper books of account and records reflecting sums paid to each Secured Party. Upon request by Agent for purpose of determining each Secured Party’s Pro Rata Percentage (as such term is defined in Section 6.3 below) from time to time and for other purposes in connection with the administration and enforcement of this Security Agreement, each Secured Party shall provide information concerning the amounts owing to such Secured Party. Further, upon reasonable notice from Agent, such books and records shall be accessible for inspection by Agent and each Secured Party or their representatives and agents at the principal offices of the Secured Parties during business hours. Each Secured Party shall receive all payments on account of interest on and principal of the obligations in connection with the Note of which it is the named payee. To the extent required by this Security Agreement in connection with any foreclosure or other enforcement action taken with respect to the Notes and this Agreement, Agent is hereby appointed attorney-in-fact for each Secured Party to execute in the name of the Secured Parties assignments of beneficial interest under this Security Agreement to Agent.

6.3    Ownership.    Each Secured Party shall have (i) sole ownership of the Note of which it is the named payee; and (ii) and undivided percentage ownership in this Agreement and the Collateral based upon each Secured Party’s Pro Rata Percentage (defined below) of all Secured Obligations owed to all Secured Parties hereunder. Each Secured Party’s “Pro Rata Percentage” shall mean, at any particular time, the percentage of the total amount of all Secured Obligations owed to such Secured Party by Grantor at such time of the total amount of all Secured Obligations owed to all Secured Parties by Grantor at such time.

6.4    General Administration of Security Agreement.    Unless limited by the terms of this Agreement, Agent shall have the power to have and use its sole discretion with respect to exercising or refraining from exercising any rights or taking or refraining from taking any actions which it may be entitled to exercise or take in connection with this Agreement or the Collateral (including the filing of UCC-1 Financing Statements in all applicable jurisdictions) and, except in the case of gross negligence or willful misconduct, Agent shall not be under any liability to any Secured Party with respect to anything which Agent may do or refrain from doing in the exercise of its reasonable business judgment in administering and enforcing the Agreement and with respect to the Collateral.

6.5    Exercising and Waiving Remedies in the Event of a Default; Consent of Secured Parties.    Without consulting with and securing the written approval of all Secured Parties, Agent shall not have the power to, but upon the direction of all the Secured Parties, Agent shall (i) in the event of the occurrence of an Event of Default under this Agreement of which the Agent has actual knowledge, exercise or waive any or all of the remedies provided for in this Agreement, on behalf of all Secured Parties, as directed by all Secured Parties, and/or (ii) if no Event of Default under this Agreement has occurred, waive, modify or amend, or consent to the waiver, modification or amendment, of this Security Agreement as directed by all Secured Parties. Agent shall be fully protected in acting or refraining from acting in accordance with the directions of all of the Secured Parties and such directions and any action taken or failure to act pursuant thereto shall be binding on Agent and all Secured Parties. Without limiting the foregoing, Agent shall not have the power to modify, extend or waive any provision of any Note or extend the maturity date thereof or reduce the amount due or interest rate thereunder, or release, cancel or agree to the termination of this Security Agreement or any UCC-1 financing statement in connection therewith.

6.6    Standard of Care.    Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement except for gross negligence or willful misconduct. Agent may consult with legal counsel selected by it and with other experts and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel or experts. Agent shall incur no liability by acting in good faith upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by Agent to be genuine and to be signed or sent by the proper party. Upon not less than thirty (30) days prior written notice to Grantor and the Secured Parties, Agent shall be entitled to resign as Agent hereunder provided that such resignation shall not become effective until a new agent is appointed by all Secured Parties. Agent may be removed for any reason, with or without cause, by the vote of all Secured Parties.

6.7    Reimbursement for Expenses.    Agent shall recover from Grantor all out-of-pocket expenses incurred in the administration and enforcement of this Agreement. If Grantor fails to reimburse agent such expenses promptly after demand therefor, each Security Holder shall, upon the demand of Agent, reimburse agent for its respective Pro Rata Percentage share of all such expenses. Agent shall promptly reimburse each Secured Party for its Pro Rata Percentage share of such expenses subsequently recovered by Agent, if applicable.

6.8    Other Credit Arrangements.    Agent and each Secured Party acknowledge that Agent and/or Secured Parties may in the future have additional business, financing and/or credit arrangements with Grantor. Nothing in this Agreement shall in any manner be deemed to limit or preclude the right of Agent or any Secured Party from having or entering into any other business, financing or credit arrangements with Grantor or to exercise any rights or remedies available in connection therewith including, without limitation, the exercise of set-off or other rights available as a matter of law, deemed by it to be in its own best interest with respect to any such other arrangements.

7.    Rights And Remedies Upon Default.

7.1    After any Event of Default shall have occurred and while such Event of Default is continuing, the Secured Parties may exercise in addition to all other rights and remedies granted to them under this Security Agreement, all rights and remedies of a secured party under the UCC.

7.2    Grantor also agrees to pay all fees, costs and expenses of the Secured Parties, including, without limitation, reasonable attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

7.3    Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

7.4    The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Secured Parties in the following order of priorities:

7.4.1    First, to the Secured Parties in an amount sufficient to pay in full the costs of the Secured Parties in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Parties in connection therewith, including, without limitation, reasonable attorneys’ fees;

7.4.2    Second, to the Secured Parties in an amount equal to the then unpaid Secured Obligations; and

7.4.3    Finally, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

8.    Indemnity.    Grantor agrees to defend, indemnify and hold harmless the Secured Parties and their respective officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by the Secured Parties as a result of or in any way arising out of, following or consequential to transactions between the Secured Parties and Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of the Secured Parties’ gross negligence or willful misconduct.

9.    Limitation on the Secured Parties Duty in Respect of Collateral.    The Secured Parties shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if they take such action as Grantor requests in writing, but failure of the Secured Parties to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of the Secured Parties to do any act not so requested shall be deemed a failure to act reasonably.

10.    Reinstatement.    This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.    Miscellaneous.

11.1    No Waiver; Cumulative Remedies.

11.1.1    The Secured Parties shall not by any act, delay, omission or otherwise be deemed to have waived any of their respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

11.1.2    The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

11.1.3    None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and each Secured Party; provided, however, that additional Note holders may be added as parties to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and each shall be deemed a “Secured Party” hereunder.

11.2    Termination of this Security Agreement.    Subject to Section 10 hereof, this Security Agreement shall terminate upon the indefeasible payment and performance in full of the Secured Obligations.

11.3    Successor and Assigns.    This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of the Secured Parties hereunder, inure to the benefit of the Secured Parties, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Parties hereunder.

11.4    Governing Law.    In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered on the date first set forth above.

AMERICAN TECHNOLOGY CORPORATION:

By:

Name:

Title:

SECURED PARTIES: